Exhibit 99.1

FA Email

Subject: CNL Healthcare Properties II News: Sale of Medical Office Building Complete

May 7, 2019

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

We are writing to inform you that CNL Healthcare Properties II sold the Mid-America Surgery Institute medical office building to Overland Park MOB, LLC, affiliate of HCP Medical Office Buildings, LLC, for approximately $15.4 million.

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Net sales proceeds, after payment of closing costs and satisfying mortgage debt securing the property, was approximately $9.5 million. The board of directors has unanimously approved that the remaining net sales proceeds will be used to strategically pay down secured debt for one of the two seniors housing assets left in the portfolio. This action bolsters the company’s balance sheet, while it continues to drive performance and occupancy in its remaining assets. The company does not plan to make a special distribution at this time in its strategic alternatives process as it continues to focus on maximizing value for its shareholders.

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Strategic alternatives could include, but are not limited to, an orderly disposition of the company’s assets and the distribution of net sales proceeds, after repayment of indebtedness, to shareholders, or a potential business combination or other transaction with a third party.

◾	The property was purchased for a gross aggregate price of approximately $14 million.

For complete information, please read the Current Report on Form 8-K, filed with the SEC on May 7, 2019. This letter will be mailed to shareholders on or about May 9, 2019.

FOR BROKER-DEALER AND RIA USE ONLY.

CHPII-0519-805342-BD